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                                                                     Exhibit 5.1

                                MAPLES AND CALDER
                               CAYMAN EUROPE ASIA

NetEase.com, Inc.
Suite 1901, Tower E3
The Towers, Oriental Plaza
Dong Cheng District
Beijing 100738
PRC

                                                             29th December, 2003

Dear Sirs,

NetEase.com, Inc.

We have acted as Cayman Islands legal advisers to NetEase.com, Inc. (the "Company") in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and (i) the registration by the Company of US$100,000,000 aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 15th July, 2023 (the "Notes") issued under an Indenture, dated as of 14th July, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), and (ii) the registration of 207,684,320 of the Company's Ordinary Shares, of par value US$0.0001 each (the "Shares", together with the Notes, the "Offered Securities"), initially issuable upon conversion of the Notes pursuant to the Indenture.

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 6th July, 1999 and the restated memorandum and articles of association of the Company as adopted on 12th May, 2000 and amended by special resolution passed on 5th June, 2003, supplied by the Company;

(b) a certificate of good standing for the Company dated 29th July, 2003 issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

(c) the minutes of the meeting of the board of directors of the Company held on 30th June, 2003;

(d) a certificate from a director of the Company addressed to this firm dated 23rd December, 2003 (the "Director's Certificate");

(e)  the Registration Statement;

     1504 One International Finance Centre, 1 Harbour View Street, Hong Kong
              Telephone: (852) 2522 9333 Facsimile: (852) 2537 2955
            Email: hkinfo@maplesandcalder.com www.maplesandcalder.com

 Resident Hong Kong Partners: Christine Chang (England and Wales), Linda Martin
           (England and Wales), Spencer Privett (England and Wales).

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MAPLES AND CALDER
CAYMAN EUROPE ASIA

(f)   an executed copy of the Indenture; and

(g) the executed global notes representing the Notes authenticated by the Trustee.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction which is the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied as to matters of fact upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)  The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

2. The Notes and the Indenture have been duly authorized and approved by all necessary corporate action of the Company, and executed and delivered by the Company, and do not violate, conflict with or result in a breach of any of the terms or provisions of its memorandum and articles of association or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and do not violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3. The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Notes and the Indenture, which choice does not violate the public policy or similar principals of the Cayman Islands.

4. The submission by the Company in the Notes and the Indenture to the non-exclusive jurisdiction of the federal and state courts located in the borough of Manhattan, the City of New York is legal, valid and binding on the Company assuming that the same is true under the governing law of the Notes and the Indenture.

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MAPLES AND CALDER
CAYMAN EUROPE ASIA

5. The Shares have been duly authorised. When the Shares are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture and entered as fully paid on the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

We note that under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or other instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Exhibits" and "Legal Matters" in the Prospectus included in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Maples and Calder Asia
MAPLES and CALDER Asia

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                        [NetEase.com, Inc.'s letterhead]

                                                             29th December, 2003

Maples and Calder Asia
1504 One International Finance Centre
1 Harbour View Street
Hong Kong

Dear Sirs,

                        NetEase.com, Inc. (the "Company")

I, Denny Lee, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles of Association of the Company as adopted or registered on 12th May, 2000 remain in full force and effect and are unamended save for the amendments made by special resolution passed on 5th June, 2003.

2 The minutes of the meeting of the board of directors held on 30th June, 2003 (the "Meeting") at which the Indenture and the Offered Securities were approved are a true and correct record of the proceedings of the Meeting which was duly convened and held, at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association of the Company.

3 The authorised share capital of the Company is US$100,030,000 divided into 1,000,300,000,000 shares of US$0.0001 par value each. The issued share capital of the Company is 3,127,936,189 shares of US$0.0001 each, which have been issued and are fully paid up.

4 None of the issued and outstanding shares in the capital of the Company was issued in violation of the preemptive or similar rights of any securityholder of the Company.

5 The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law binding on the Company prohibiting it from entering into and performing its obligations under the Indenture and the Offered Securities.

6 The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7 The directors of the Company at the date of the Meeting and at the date hereof were and are as follows:

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                                    DING, Lei
                               SUN, Tak Dee Teddy
                              TONG, Michael Sui Bau
                               LEE, Ting Bun Denny
                              LEE, Ronald Shing Wun
                             LEUNG, Man Kit Michael
                              TONG, Tze Kay Joseph
                                  DING, Donghua

8 The Indentures and the Notes have been executed and delivered by an authorised person in accordance with the Articles of Association and the minutes of the Meeting.

9 Prior to, at the time of, and immediately following execution of the Indenture and the Notes the Company was able to pay its debts as they fell due and entered into the Agreements for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10 Each director considers the transactions contemplated by the Indenture and the Notes to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

11 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

12 The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (for the attention of Mr. Richard Thorp) to the contrary.

Signature:                                  /s/ Denny Lee
                                            --------------------------
                                            Director